Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-124003) and related Prospectus of Capital Lease Funding, Inc. for the registration of $300,000,000 of its preferred stock, common stock, and debt securities and to the incorporation by reference therein of our report dated March 8, 2005, except for Note 22, as to which is dated March 10, 2005, with respect to the consolidated financial statements and schedules of Capital Lease Funding, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
May 17, 2005